May 20. 1997

Dear Fellow Stockholder,


         As our 1997 Annual Meeting approaches, we are in the midst of a proxy contest initiated by Gary D. Engle and several associates. In an effort to gain control of your Company, Mr. Engle formed a so-called PLM Stockholders Committee and distributed information full of statements and accusations which we believe are misleading. We think it is important for you to know more about Engle.

 ENGLE'S CHARACTERIZATION OF HIMSELF AS A "CONCERNED STOCKHOLDER" WHO IS LOOKING
              OUT FOR YOUR INTEREST DOESN'T SQUARE WITH THE TRUTH.

Engle and companies he controls have sponsored 21 unsolicited tender offers for companies that he originally organized and managed, and have been sued in a federal class action lawsuit, and in Massachusetts Superior Court, for breach of his duties to investors in connection with those tender offers.

        ENGLE'S CLAIM THAT "A SALE OF THE COMPANY TO EQUIS ... WOULD BE
                  ATTRACTIVE TO STOCKHOLDERS" IS QUESTIONABLE.

In 13 of the unsolicited tender offers referred to above, Engle liquidated the companies within one year even though in documents filed with the Securities and Exchange Commission he stated that there were no plans to liquidate the companies or sell their assets.

  ENGLE'S PROMISE TO INCREASE THE VALUE OF YOUR INVESTMENT IN PLM IS DUBIOUS.

Engle's past record shows a history of making below-market tender offers for companies and liquidating them for his own profit. In one of the unsolicited tender offers referred to above, Engle's investment earned a return of 138% in just eleven months. Investors in the same company earned 0.6 % per year over approximately 8 years! Indeed, Engle's proxy materials reveal that he is already cashing in--during the stock's recent price increase, Gary Engle SOLD 31,500 shares of PLM's common stock.

                    ENGLE'S SCHEME TO PROFIT AT YOUR EXPENSE

We believe that Engle and his associates are trying to do the same thing to PLM's investors as they have done to other companies' investors. As part of their scheme to gain control of your Company, Engle and his associates submitted five proposals for your consideration which would make it easier for him to succeed in a coercive takeover. They are also sponsoring two hand-picked nominees for election to your Board of Directors--Malcolm G. Witter, a former stockbroker who presently is unemployed, and Hans Peter Jebsen, a resident of Norway and the son of the founder of a European shipping company which has had a series of commercial disputes with your Company.

Shortly after submitting his proposals and commencing this proxy contest, Engle delivered a letter to your Board of Directors stating that another company he controls is "prepared to offer" to pay stockholders $5 per share for all of the Company's outstanding stock. Engle's proposed purchase price is below the Company's per share book value and below the market price as of the close of trading on May 16, 1997.

We also think it is important to set PLM International's record straight.

                ENGLE'S STOCK PERFORMANCE GRAPHS ARE MISLEADING.

ENGLE SAYS:    "The poor performance of the Company's stock is underscored by comparing its significant decline with the tremendous increase in the major stock market indices . . ."

THE TRUTH IS:  Since completing its restructuring plan in December 1994,
               PLM's stock price has almost doubled, and it has increased 60% this year alone.1 During both periods, PLM's stock price outperformed the S & P 500 (SPX). Engle's information, in typical fashion, distorts PLM's stock performance by presenting different scales in his two charts. As shown below, the comparative results appear much different when PLM's stock performance is measured on charts using the same scale.

                           [Comparative Stock Charts]

          The diagram is a line graph showing the percentage change in daily closing price through 5/9/97 for PLM and the S&P 500. During the defined time period the PLM line stays generally above the S&P 500 line (a greater increase in value since 12/1/94) until May 1996, and then after lagging the S&P 500 for about 11 months, catches and exceeds it in April 1997.

                  ENGLE'S "NET INCOME" FIGURES ARE MISLEADING.

ENGLE SAYS:    "Since year-end 1991, PLM has incurred nearly $22.7 million of cumulative net losses. . ."

THE TRUTH IS:  For the years ended 1991-96,  the Company reported  cumulative net income of $1.7 million.2 Engle's figures include required preferred stock dividends and the effect of a significant accounting change. The Company has reported nine consecutive quarters of profits since completing its restructuring plan.

                     DON'T GAMBLE ON ENGLE'S EMPTY PROMISES
--------
1 Based on the closing price of $5.50 per share on the American Stock Exchange on May 16, 1997.
2 Source: consolidated Statements of Operations of the Company and its subsidiaries for the years ended 1991-96, as filed annually with the U.S. Securities and Exchange Commission.


We have rebuilt PLM International into a financially sound, growth company. The Board of Directors believes that it is not in the best interest of all stockholders to turn over control of the Company just when the positive results of our strategic plan are beginning to be reflected in the stock's valuation.

                       RETURN THE WHITE PROXY CARD TODAY

If your shares are registered in your own name, you may mail or fax the Company's WHITE proxy card to MacKenzie Partners, Inc. at the address or fax number listed below.

If your shares are held in "Street Name" - held in your name by your brokerage firm or bank - immediately instruct your broker or bank representative to sign the Company's WHITE proxy card on your behalf. If you have further questions, please call:

                        MacKenzie Partners, Inc. (logo)
                                156 Fifth Avenue
                               New York, NY 10010

                         CALL TOLL FREE (800) 322-2885)
                              FAX: (212) 929-0308

                           SUPPORT YOUR CURRENT BOARD
                       VOTE PLM'S WHITE PROXY CARD TODAY!

Even if you have already returned PLM's WHITE proxy card, which we recently sent you together with PLM's Annual Report, please take a moment to sign, date and mail the enclosed WHITE card in the postage-paid envelope to be sure your shares are represented at the Annual Meeting. We again ask you NOT to return Engle's GREEN proxy card, even as a protest against their nominees, because it will have the effect of canceling your vote for your Board's nominees.

   If you have already returned Engle's GREEN proxy card, you may change your vote by returning a later dated WHITE proxy card.

We appreciate your support and thank you for your continuing interest in PLM.

                                       On behalf of the Board of Directors,
                                       Sincerely,


                                        /s/ Robert N. Tidball
                                        -----------------------------------
                                       ROBERT N. TIDBALL
                                       President and Chief Executive Officer